Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Maryellen Thielen
(847) 402-5600

Allstate Elects Herbert L. Henkel to Board

NORTHBROOK, Ill., February 18, 2013 – The Allstate Corporation (NYSE: ALL) announced that Herbert L. Henkel, 64, retired chairman of Ingersoll-Rand Company, has been elected to its board of directors, effective March 1, 2013. Henkel will stand for election with all other board members at Allstate’s shareholder meeting in May.

“We are thrilled to have Herb join the board, as his experience in leading a complex global company and in corporate governance will enable us to continue providing the expertise and oversight necessary to create shareholder value,” said Thomas J. Wilson, chairman, president and chief executive officer. “He will further expand our board’s strong capabilities in strategic oversight, corporate governance and shareholder advocacy.”

“Allstate is a highly regarded company with its strategy to serve distinct consumer segments,” Henkel said. “I look forward to contributing to Allstate’s future success.”

Henkel was Ingersoll-Rand’s chief executive officer from 1999 until his retirement in February 2010, and served as the company’s chairman from 2000 until June 2010. He joined Ingersoll-Rand, a manufacturer of commercial and industrial products, as president and chief operating officer in 1999. Earlier in his career, Henkel held senior leadership roles at Textron, Inc., Southern Fastening Systems and Unifast Industries. Henkel currently serves on the boards of 3M Company and C.R. Bard, Inc.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.”

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